EXHIBIT 8.1

GRAUBARD MILLER

The Chrysler Building

405 Lexington Avenue, 44th Floor

New York, New York 10174

[ ], 2024

Battery Future Acquisition Corp.

8 The Green, #18195

Dover, Delaware 19901

Ladies and Gentlemen:

We have acted as counsel to Battery Future Acquisition Corp., a Cayman Islands exempted company (“BFAC”), in connection with an Agreement and Plan of Merger, dated as of May 12, 2024 (as amended from time to time, the “Merger Agreement”), entered into by and among (i) Class Over Inc., a Delaware corporation (the “Company”), (ii) Classover Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of BFAC (“Pubco”), (iii) BFAC, (iv) BFAC Merger Sub 1 Corp., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 1”) and (v) BFAC Merger Sub 2 Corp., a Delaware corporation and wholly-owned subsidiary of Pubco (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”). We are furnishing this letter at the request of BFAC in connection with the filing of a Registration Statement on Form S-4 (File No. 333-[____]) (as amended, the “Registration Statement”), relating to the registration by Pubco of its common stock to be issued in connection with the Mergers (defined below), filed by Pubco with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”)  The Merger Agreement provides for, among other things, the merger of Merger Sub 1 with and into BFAC (the “Reorganization Merger”), with BFAC being the surviving corporation of the Reorganization Merger and becoming a wholly-owned subsidiary of Pubco, and immediately following the consummation of the Reorganization Merger, Merger Sub 2 will merge with and into the Company (the “Acquisition Merger”, and together with the Reorganization Merger, the “Mergers”), with the Company being the surviving corporation of the Acquisition Merger and becoming a wholly-owned subsidiary of Pubco. The Transactions are described in the Registration Statement.

In connection with the opinions expressed herein, we have examined the Registration Statement (including the proxy statement/prospectus included therein) and such agreements, other documents, records, and certificates of officials and other representatives of BFAC and the Company, and such other documents as we have deemed relevant or necessary in connection with our opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have relied, without independent verification, on certificates of officials and other representatives of BFAC, Pubco and the Company and, as to questions of fact material to such opinions, upon representations of BFAC, Pubco and the Company, including those contained in the Merger Agreement, certificates of officials and other representatives of BFAC, Pubco and the Company and factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

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We have assumed that (i) the Mergers will be effected in accordance with the Merger Agreement and none of the material terms and conditions of the Merger Agreement has been or will be waived or modified, (ii) the statements set forth in the Merger Agreement are true, correct and complete and will remain accurate and complete at all times up to and including the effective time of the Registration Statement, (iii) any representations made in the Merger Agreement “to the knowledge of,” or based on the belief or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the effective time, in each case without such qualification, (iv) as to factual matters, the accuracy of each of the representations, warranties and agreements contained in any document, and (v) there are no understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Merger Agreement. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein and in the Registration Statement, the statements in the Registration Statement under the caption titled “U.S. Federal Income Tax Considerations – Material U.S. Federal Income Tax Effects of the Business Combination" insofar as such statements summarize U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion regarding such material U.S. federal income tax consequences of the Transactions.  We note that the discussion contained in the Registration Statement under the caption “U.S. Federal Income Tax Considerations – Material U.S. Federal Income Tax Effects of the Business Combination" does not address all of the U.S. federal income tax consequences of the Transactions that may be applicable to the Company or the holders of the Company Common Stock.  Our opinion represents our legal judgment as to the described U.S. federal income tax consequences of the Transactions.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) pronouncements, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect.  We express no opinion other than as to the federal income tax laws of the United States of America and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.  Our opinion relates solely to the material United States federal income tax consequences of the Transactions, and no opinion is implied or should be inferred beyond those matters. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take, and possibly sustain, a contrary position.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent.  The opinion set forth in this letter is: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of BFAC.  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name whenever appearing therein with respect to the discussion of the material U.S. federal income tax consequences of the Transactions. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Graubard Miller

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